As filed with the Securities and Exchange Commission on May 2, 2024

Registration No. 333-195553

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Delaware	58-0628465
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Coca-Cola Plaza Atlanta, Georgia	30313
(Address of Principal Executive Offices)	(Zip Code)

The Coca-Cola Company 2014 Equity Plan

The Coca-Cola Company 2024 Equity Plan

(Full Title of Plans)

Monica Howard Douglas, Esq.

Executive Vice President and Global General Counsel

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313

(Name and address of agent for service)

(404) 676-2121

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

The Coca-Cola Company (the “Company”) previously filed a registration statement on Form S-8 (File No. 333-195553) with the Securities and Exchange Commission (the “Commission”) on April 29, 2014 (the “Original Registration Statement”) with respect to the offer and sale of 500,000,000 shares of the Company’s common stock, par value $0.25 per share (the “Common Stock”), issuable under The Coca-Cola Company 2014 Equity Plan (as amended and restated from time to time, the “2014 Plan” and, together with the 2024 Plan, the “Plans”).

On February 15, 2024, the Company’s Board of Directors adopted The Coca-Cola Company 2024 Equity Plan (the “2024 Plan”), subject to shareowner approval at the Company’s 2024 Annual Meeting of Shareowners. On May 1, 2024 (the “Approval Date”) the Company’s shareowners approved the 2024 Plan. As a result, no further awards may be made under the 2014 Plan after the Approval Date. The number of shares of Common Stock authorized for issuance pursuant to the 2024 Plan is equal to (i) 240,000,000, which includes 240,000,000 shares of Common Stock that remained available for grant under the 2014 Plan as of the Approval Date, (ii) plus such shares of Common Stock subject to awards Full-Value Awards made under the 2014 Plan which may, after the Approval Date, be cancelled, terminated, expire, forfeited or lapse for any reason, (iii) plus such shares of Common Stock subject to awards made under the 2014 Plan that are settled in cash ((i), (ii) and (iii) are collectively referred to as the “Carryover Shares”).

The Company is filing this Post-Effective Amendment to register the offer of the Carryover Shares under the 2024 Plan, as such shares are no longer issuable under the 2014 Plan. The Company is not registering any additional shares of Common Stock that were not previously registered on the Original Registration Statement.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

As permitted by the rules of the Commission, this registration statement omits the information specified in Part I, Item 1 of Form S-8. The documents containing the information specified in Part I, Item 1 will be delivered to the participants in the Plans as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.     Registrant Information and Employee Plan Annual Information.

The written statement required by Part I, Item 2 of Form S-8 is omitted from this registration statement and included in documents sent or given to participants in the Plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act. Such written statement is not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. This written statement and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents have been previously filed by the Company with the Commission and are hereby incorporated by reference into this registration statement:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (filed with the Commission on February 20, 2024);

(b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2024 (filed with the Commission on May 2, 2024);

(c) the Company’s Current Report on Form 8-K filed with the Commission on May 2, 2024; and

(d) the description of the Company’s Common Stock contained in Exhibit 4.1 to its Annual Report on Form 10-K for the year ended December 31, 2023 (filed with the Commission on February 20, 2024).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with the rules of the Commission).

Item 4.     Description of Securities.

Inapplicable.

Item 5.     Interests of Named Experts and Counsel.

Inapplicable.

Item 6.     Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the restated certificate of incorporation, as amended, and by-laws of the Company and the General Corporation Law of the State of Delaware (“DGCL”), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the restated certificate of incorporation, as amended, the by-laws and the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, as amended, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

As permitted by the DGCL, the Company’s restated certificate of incorporation, as amended, provides that a director will not be personally liable to the Company or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its shareowners,
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
•	under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
•	for any transaction from which the director derived any improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Article VII of the Company’s by-laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding the foregoing, except with respect to a proceeding to enforce rights to indemnification or advancement of expenses under Article VII, the Company is required to indemnify a person under Article VII in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company.

The Company will also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article VII of the by-laws further provides that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company. The Company has purchased directors’ and officers’ liability insurance covering many of the possible actions and omissions of persons acting or failing to act in such capacities.

Article VII of the by-laws also provides that the Company shall have the power to enter into indemnification agreements with any director, officer, employee or agent of the Company in furtherance of the provisions of Article VII.

Item 7. Exemptions from Registration Claimed.

Inapplicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Alston & Bird LLP – incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 (File No. 333-195553) filed on April 29, 2014
5.2	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)
23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.2)
23.3	Consent of Ernst & Young LLP
24.1	Powers of Attorney
99.1	The Coca-Cola Company 2014 Equity Plan, as amended and restated as of February 16, 2022 – incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2022
99.2	The Coca-Cola Company 2024 Equity Plan – incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 2, 2024

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 2, 2024.

THE COCA-COLA COMPANY

By:	/s/ John Murphy
	Name:	John Murphy
	Title:	President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James Quincey	Chairman, Board of Directors,	May 2, 2024
James Quincey	Chief Executive Officer and a Director (Principal executive officer)

/s/ John Murphy	President and	May 2, 2024
John Murphy	Chief Financial Officer (Principal financial officer)

/s/ Mark Randazza	Senior Vice President, Assistant Controller and	May 2, 2024
Mark Randazza	Chief Accounting Officer (Principal accounting officer)

*	Director	May 2, 2024
Herb Allen

*	Director	May 2, 2024
Marc Bolland

*	Director	May 2, 2024
Ana Botín

*	Director	May 2, 2024
Christopher C. Davis

*	Director	May 2, 2024
Barry Diller

*	Director	May 2, 2024
Carolyn Everson

*	Director	May 2, 2024
Helene D. Gayle

*	Director	May 2, 2024
Thomas S. Gayner

*	Director	May 2, 2024
Alexis M. Herman

*	Director	May 2, 2024
Maria Elena Lagomasino

*	Director	May 2, 2024
Amity Millhiser

*	Director	May 2, 2024
Caroline J. Tsay

*	Director	May 2, 2024
David B. Weinberg

*By:	/s/ Jennifer D. Manning
Jennifer D. Manning
Attorney-in-Fact